Exhibit 99.1

Independence Contract Drilling, Inc. Reports Financial Results for the Second Quarter Ended June 30, 2023

HOUSTON, Aug. 3, 2023 /PRNewswire/ -- Independence Contract Drilling, Inc. (the "Company" or "ICD") (NYSE: ICD) today reported financial results for the three months ended June 30, 2023.

Second quarter 2023 Highlights

  Net loss, as defined below, of $4.2 million, or $0.30 per share
  Adjusted net loss, as defined below, of $1.0 million, or $0.07 per share
  Adjusted EBITDA, as defined below, of $18.7 million
  Adjusted net debt, as defined below, of $191.2 million
  15.0 average rigs working during the quarter, excluding two average rigs earning revenue on an early termination basis
  Fully burdened margin per day of $15,462

In the second quarter of 2023, the Company reported revenues of $56.4 million, net loss of $4.2 million, or $0.30 per share, adjusted net loss (defined below) of $1.0 million, or $0.07 per share, and adjusted EBITDA (defined below) of $18.7 million. These results compare to revenues of $42.3 million, a net loss of $2.8 million, or $0.21 per share, adjusted net loss of $9.8 million, or $0.72 per share, and adjusted EBITDA of $9.2 million in the second quarter of 2022, and revenues of $63.8 million, net income of $12.0 thousand, or $0.00 per diluted share, adjusted net income of $2.4 million, or $0.14 per diluted share, and adjusted EBITDA of $21.4 million in the first quarter of 2023.

Chief Executive Officer Anthony Gallegos commented, "Second quarter 2023 results came in ahead of expectations with respect to revenues, margin per day and adjusted EBITDA. I am particularly pleased that overall margins benefitted from sequential cost per day improvements given the number of rigs we had in transition as we relocated rigs from the Haynesville to our Permian market. We also made significant progress towards our debt reduction goals. We repaid $5.0 million of Convertible Notes and reduced revolver borrowings by $5.3 million while at the same time increasing our overall net working capital position.

Although the Permian market remains strong, the industry did see a reduction in the overall Permian rig count during the second quarter of 2023. In this environment, I am pleased that ICD has already recontracted three rigs relocated from the Haynesville and has improved our overall contracted Permian rig count since year end. We expect further improvements during the back half of this year. Looking forward, based upon contract negotiations occurring today and assuming commodity prices remain constructive, we expect the third quarter of 2023 to be the operating rig trough for ICD with additional rig reactivations beginning in late third quarter and during the fourth quarter."

Quarterly Operational Results

In the second quarter of 2023, operating days decreased sequentially by 22% compared to the first quarter of 2023. The Company's marketed fleet operated at 58% utilization and recorded 1,369 revenue days, compared to 1,540 revenue days in the second quarter of 2022, and 1,744 revenue days in the first quarter of 2023. During the second quarter of 2023, the Company also recognized early termination revenue of approximately $5.1 million on two average working rigs.

Operating revenues in the second quarter of 2023 totaled $56.4 million, compared to $42.3 million in the second quarter of 2022 and $63.8 million in the first quarter of 2023. Revenue per day in the second quarter of 2023 was $34,467, compared to $24,875 in the second quarter of 2022 and $34,870 in the first quarter of 2023. Revenue per day statistics exclude early termination revenue recognized during the quarter.

Operating costs in the second quarter of 2023 totaled $33.8 million, compared to $28.9 million in the second quarter of 2022 and $37.5 million in the first quarter of 2023. Fully burdened operating costs were $19,005 per day in the second quarter of 2023, compared to $15,929 in the second quarter of 2022 and $19,205 in the first quarter of 2023. Sequential decreases in operating cost per day were driven primarily by cost efficiencies associated with rigs operating on a standby basis during the quarter and lower personnel costs. Reported cost per day excludes Haynesville-to-Permian rig transition costs of approximately $0.6 million and $2.8 million in the first and second quarters of 2023, respectively.

Fully burdened rig operating margins in the second quarter of 2023 were $15,462 per day, compared to $8,946 per day in the second quarter of 2022 and $15,665 per day in the first quarter of 2023. The Company currently expects per day operating margins in the third quarter of 2023 to fall approximately 8% sequentially driven primarily by lower average dayrates as rigs recontract in the current market environment.

Selling, general and administrative expenses in the second quarter of 2023 were $5.2 million (including $1.3 million of non-cash compensation), compared to $4.9 million (including $0.7 million of non-cash compensation) in the second quarter of 2022 and $6.7 million (including $1.8 million of non-cash compensation) in the first quarter of 2023. Cash selling, general and administrative expenses decreased sequentially during the quarter due to lower incentive compensation expense and lower professional fees. Stock-based incentive compensation expense increased sequentially due to awards granted in the first quarter of 2023.

During the second quarter of 2023, the Company recorded interest expense of $8.3 million, including $1.2 million relating to non-cash amortization of Convertible Note debt discount and debt issuance costs. The Company has excluded this non-cash amortization when presenting adjusted net income (loss). During the second quarter of 2023, the Company redeemed $5.0 million of Convertible Notes at par plus accrued interest.

Drilling Operations Update

The Company currently expects to operate between 13 and 14 average rigs during the third quarter of 2023 with two to three additional reactivations occurring during the fourth quarter of 2023. The Company's backlog of drilling contracts with original terms of six months or longer is $42.2 million. This backlog excludes rigs operating on short term pad-to-pad drilling contracts with original terms of less than six months.

Capital Expenditures and Liquidity Update

Cash outlays for capital expenditures in the second quarter of 2023, net of asset sales and recoveries, were $11.5 million. This included $11.1 million associated with prior period deliveries.

The Company had net working capital of $12.4 million, representing a $1.0 million improvement from March 31, 2023.

As of June 30, 2023, the Company had cash on hand of $5.6 million and a revolving line of credit with availability of $13.5 million. The Company reported adjusted net debt as of June 30, 2023 of $191.2 million, consisting of the full amount of the outstanding Convertible Notes and outstanding borrowings under the Company's revolving line of credit. Adjusted net debt also includes $6.5 million of accrued interest at quarter-end under the Company's Convertible Notes that the Company has elected to pay in-kind when due on September 30, 2023.

Conference Call Details

A conference call for investors will be held today, August 3, 2023, at 11:00 a.m. Central Time (12:00 p.m. Eastern Time) to discuss the Company's second quarter 2023 results.

The call can be accessed live over the telephone by dialing (855) 239-3115 or for international callers, (412) 542-4125. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529 or for international callers, (412) 317-0088. The passcode for the replay is 9447728. The replay will be available until August 10, 2023.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company's website at www.icdrilling.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad-optimal ShaleDriller rigs that are specifically engineered and designed to accelerate its clients' production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the federal securities laws. Words such as "anticipated," "estimated," "expected," "planned," "scheduled," "targeted," "believes," "intends," "objectives," "projects," "strategies" and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Independence Contract Drilling's operations are based on a number of expectations or assumptions which have been used to develop such information and statements but which may prove to be incorrect. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by management of Independence Contract Drilling. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Company's Annual Report on Form 10-K, filed with the SEC and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include the Company's expectations as of the date hereof. Independence Contract Drilling does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Independence Contract Drilling becomes aware of, after the date hereof.

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands, except par value and share data)

CONSOLIDATED BALANCE SHEETS

	June 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$5,584	$5,326
Accounts receivable	34,510	39,775
Inventories	1,663	1,508
Assets held for sale	—	325
Prepaid expenses and other current assets	2,732	4,736
Total current assets	44,489	51,670
Property, plant and equipment, net	372,226	376,084
Other long-term assets, net	3,521	1,960
Total assets	$420,236	$429,714
Liabilities and Stockholders' Equity
Liabilities
Current portion of long-term debt (1)	$1,947	$2,485
Accounts payable	18,301	31,946
Accrued liabilities	11,813	17,608
Total current liabilities	32,061	52,039
Long-term debt (2)	155,235	143,223
Deferred income taxes, net	11,895	12,266
Other long-term liabilities	8,276	7,474
Total liabilities	207,467	215,002
Commitments and contingencies
Stockholders' equity
Common stock, $0.01 par value, 250,000,000 shares authorized; 14,150,819 and 13,698,851 shares issued, respectively, and 14,065,727 and 13,613,759 shares outstanding, respectively	141	136
Additional paid-in capital	619,807	617,606
Accumulated deficit	(403,246)	(399,097)
Treasury stock, at cost, 85,092 shares and 85,092 shares, respectively	(3,933)	(3,933)
Total stockholders' equity	212,769	214,712
Total liabilities and stockholders' equity	$420,236	$429,714

(1)	As of June 30, 2023 and December 31, 2022, current portion of long-term debt includes $1.9 million and $2.5 million, respectively, of finance lease obligations.

(2)	As of June 30, 2023 and December 31, 2022, long-term debt includes $1.8 million and $1.6 million, respectively, of long-term finance lease obligations.

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands, except per share data)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2023	2022	2023	2023	2022

Revenues	$56,356	$42,313	$63,756	$120,112	$77,304
Costs and expenses
Operating costs	33,827	28,904	37,460	71,287	56,069
Selling, general and administrative	5,224	4,860	6,727	11,951	10,088
Depreciation and amortization	11,405	9,848	10,854	22,259	19,599
Loss (gain) on disposition of assets, net	2,007	(582)	(14)	1,993	(1,098)
Total costs and expenses	52,463	43,030	55,027	107,490	84,658
Operating income (loss)	3,893	(717)	8,729	12,622	(7,354)
Interest expense	(8,251)	(8,232)	(8,719)	(16,970)	(12,907)
Loss on extinguishment of debt	—	—	—	—	(46,347)
Change in fair value of embedded derivative liability	—	(2,408)	—	—	(4,265)
Realized gain on extinguishment of derivative	—	10,765	—	—	10,765
(Loss) income before income taxes	(4,358)	(592)	10	(4,348)	(60,108)
Income tax (benefit) expense	(197)	2,199	(2)	(199)	1,479
Net (loss) income	$(4,161)	$(2,791)	$12	$(4,149)	$(61,587)

(Loss) income per share:
Basic	$(0.30)	$(0.21)	$0.00	$(0.30)	$(4.95)
Diluted	$(0.30)	$(0.21)	$0.00	$(0.30)	$(4.95)
Weighted average number of common shares outstanding:
Basic	14,050	13,590	13,865	13,951	12,453
Diluted	14,050	13,590	13,881	13,951	12,453

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities
Net loss	$(4,149)	$(61,587)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	22,259	19,599
Stock-based compensation	2,852	1,203
Loss (gain) on disposition of assets, net	1,993	(1,098)
Non-cash interest expense	11,619	3,193
Non-cash loss on extinguishment of debt	—	46,347
Amortization of deferred financing costs	55	285
Amortization of Convertible Notes debt discount and issuance costs	3,546	2,350
Change in fair value of embedded derivative liability	—	4,265
Gain on extinguishment of derivative	—	(10,765)
Deferred income taxes	(371)	1,479
Changes in operating assets and liabilities
Accounts receivable	5,265	(4,609)
Inventories	(208)	(206)
Prepaid expenses and other assets	157	2,516
Accounts payable and accrued liabilities	(7,964)	(509)
Net cash provided by operating activities	35,054	2,463
Cash flows from investing activities
Purchases of property, plant and equipment	(31,164)	(12,125)
Proceeds from the sale of assets	1,546	1,982
Net cash used in investing activities	(29,618)	(10,143)
Cash flows from financing activities
Proceeds from issuance of Convertible Notes	—	157,500
Payments to redeem Convertible Notes	(5,000)	—
Repayments under Term Loan Facility	—	(139,076)
Borrowings under Revolving ABL Credit Facility	17,249	1,526
Repayments under Revolving ABL Credit Facility	(15,560)	(2)
Payment of merger consideration	—	(2,902)
Proceeds from issuance of common stock through at-the-market facility, net of issuance costs	(34)	3,155
Taxes paid for vesting of RSUs	(389)	(32)
Convertible Notes issuance costs	—	(7,057)
Payments for finance lease obligations	(1,444)	(2,278)
Net cash (used in) provided by financing activities	(5,178)	10,834
Net increase in cash and cash equivalents	258	3,154
Cash and cash equivalents
Beginning of period	5,326	4,140
End of period	$5,584	$7,294

	Six Months Ended June 30,
	2023	2022

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$1,138	$4,493
Cash paid during the period for taxes	$639	$—
Supplemental disclosure of non-cash investing and financing activities
Change in property, plant and equipment purchases in accounts payable	$(11,092)	$1,130
Additions to property, plant and equipment through finance leases	$1,359	$1,367
Extinguishment of finance lease obligations from sale of assets classified as finance leases	$(100)	$(77)
Initial embedded derivative liability upon issuance of Convertible Notes	$—	$75,733
Shares issued for structuring fee	$—	$9,163

The following table provides various financial and operational data for the Company's operations for the three months ended June 30, 2023 and 2022 and March 31, 2023 and the six months ended June 30, 2023 and 2022. This information contains non-GAAP financial measures of the Company's operating performance. The Company believes this non-GAAP information is useful because it provides a means to evaluate the operating performance of the Company on an ongoing basis using criteria that are used by the Company's management. Additionally, it highlights operating trends and aids analytical comparisons. However, this information has limitations and should not be used as an alternative to operating income (loss) or cash flow performance measures determined in accordance with GAAP, as this information excludes certain costs that may affect the Company's operating performance in future periods.

OTHER FINANCIAL & OPERATING DATA Unaudited

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2023	2022	2023	2023	2022

Number of marketed rigs end of period (1)	26	24	26	26	24
Rig operating days (2)	1,369	1,540	1,744	3,113	3,004
Average number of operating rigs (3)	15.0	16.9	19.4	17.2	16.6
Rig utilization (4)	58%	71%	75%	66%	69%
Average revenue per operating day (5)	$34,467	$24,875	$34,870	$34,693	$23,388
Average cost per operating day (6)	$19,005	$15,929	$19,205	$19,117	$15,997
Average rig margin per operating day	$15,462	$8,946	$15,665	$15,576	$7,391

(1)	Marketed rigs exclude idle rigs that will not be reactivated unless market conditions materially improve.

(2)

Rig operating days represent the number of days the Company's rigs are earning revenue under a contract during the period, including days that standby revenue is earned. Rig operating days exclude rigs earning revenue on an early termination basis. During the three months ended June 30, 2023 and 2022 and March 31, 2023, there were 97.9, 19.4 and 14.6 operating days in which we earned revenue on a standby basis, respectively.  During the six months ended June 30, 2023 and 2022, there were 112.5 and 23.2 operating days in which we earned revenue on a standby basis, respectively. During the second quarter ended June 30, 2023, the Company recognized $5.1 million of early termination revenue.

(3)	Average number of operating rigs is calculated by dividing the total number of rig operating days in the period by the total number of calendar days in the period.

(4)	Rig utilization is calculated as rig operating days divided by the total number of days the Company's marketed drilling rigs are available during the applicable period.

(5)

Average revenue per operating day represents total contract drilling revenues earned during the period divided by rig operating days in the period.  Excluded in calculating average revenue per operating day are revenues associated with the reimbursement of (i) out-of-pocket costs paid by customers of $4.0 million, $4.0 million and $3.0 million during the three months ended June 30, 2023 and 2022, and March 31, 2023, respectively and $7.0 million and $7.1 million during the six months ended June 30, 2023 and 2022, respectively and (ii) early termination revenues of $5.1 million during the three months ended June 30, 2023 and $5.1 million during the six months ended June 30, 2023.  There were no early termination revenues during the three months ended June 30, 2022 and March 31, 2023 or the six months ended June 30, 2022.

(6)

Average cost per operating day represents operating costs incurred during the period divided by rig operating days in the period.  The following costs are excluded in calculating average cost per operating day: (i) out-of-pocket costs paid by customers of $4.0 million, $4.0 million and $3.0 million during the three months ended June 30, 2023 and 2022, and March 31, 2023, respectively, and $7.0 million and $7.1 million during the six months ended June 30, 2023 and 2022; (ii) overhead costs of $0.9 million, $0.4 million and $0.4 million during the three months ended June 30, 2023 and 2022, and March 31, 2023, respectively, and $1.4 million and $1.0 million during the six months ended June 30, 2023 and 2022; and (iii) rig decommissioning and transition costs between basins of $2.8 million, zero and $0.6 million during the three months ended June 30, 2023 and 2022 and March 31, 2023, respectively, and $3.4 million and zero during the six months ended June 30, 2023 and 2022, respectively.

Non-GAAP Financial Measures

Adjusted net debt, adjusted net (loss) income, EBITDA and adjusted EBITDA are supplemental non-GAAP financial measures that are used by management and external users of the Company's financial statements, such as industry analysts, investors, lenders and rating agencies. In addition, adjusted EBITDA is consistent with how EBITDA is calculated under the Company's credit facility for purposes of determining the Company's compliance with various financial covenants. The Company defines "adjusted net debt" as long-term notes (excluding long-term capital leases) less cash. The Company defines "adjusted net (loss) income" as net (loss) income before: asset impairment, net; gain or loss on disposition of assets, net; amortization of debt discount; amortization of issuance costs; gain or loss on extinguishment of debt; change in fair value of embedded derivative liability, gain on extinguishment of derivative and other adjustments. The Company defines "EBITDA" as earnings (or loss) before interest, taxes, depreciation and amortization, and asset impairment, net and the Company defines "adjusted EBITDA" as EBITDA before stock-based compensation, gain or loss on disposition of assets, gain or loss on extinguishment of debt, gain on extinguishment of derivative and other non-recurring items added back to, or subtracted from, net income for purposes of calculating EBITDA under the Company's credit facilities. Neither adjusted net (loss) income, EBITDA or adjusted EBITDA is a measure of net (loss) income as determined by U.S. generally accepted accounting principles ("GAAP").

Management believes adjusted net debt, adjusted net (loss) income, EBITDA and adjusted EBITDA are useful because they allow the Company's stockholders to more effectively evaluate the Company's operating performance and compliance with various financial covenants under the Company's credit facility and compare the results of the Company's operations from period to period and against the Company's peers without regard to the Company's financing methods or capital structure or non-recurring, non-cash transactions. The Company excludes the items listed above from net income (loss) in calculating adjusted net (loss) income, EBITDA and adjusted EBITDA because these amounts can vary substantially from company to company within the Company's industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. None of adjusted net (loss) income, EBITDA or adjusted EBITDA should be considered an alternative to, or more meaningful than, net income (loss), the most closely comparable financial measure calculated in accordance with GAAP, or as an indicator of the Company's operating performance or liquidity. Certain items excluded from adjusted net (loss) income, EBITDA and adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's return on assets, cost of capital and tax structure. The Company's presentation of adjusted net debt, adjusted net (loss) income, EBITDA and adjusted EBITDA should not be construed as an inference that the Company's results will be unaffected by unusual or non-recurring items. The Company's computations of adjusted net debt, adjusted net (loss) income, EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Calculation of Adjusted Net Debt:

(in thousands)	June 30, 2023
Convertible Notes	$176,785
Revolving ABL Credit Facility	13,500
Accrued interest on Convertible Notes that will be paid in-kind on September 30, 2023	6,464
Less: Cash	(5,584)
Adjusted net debt	$191,165

Reconciliation of Adjusted Net Debt to Reported Long-Term Debt:

(in thousands)	June 30, 2023
Adjusted net debt	$191,165
Add back:
Cash	5,584
Long-term portion of finance lease obligations	1,757
Less:
Debt discount and issuance costs, net of amortization	(36,807)
Issuance of additional Convertible Notes for PIK interest due on September 30, 2023	(6,464)
Total reported long-term debt	$155,235

Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income:

	(Unaudited)			(Unaudited)
	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2023	2022	2023	2023	2022
	Amount	Amount	Amount	Amount	Amount
(in thousands, except per share data)
Net (loss) income	$(4,161)	$(2,791)	$12	$(4,149)	$(61,587)
Add back:
Loss (gain) on disposition of assets, net (1)	2,007	(582)	(14)	1,993	(1,098)
Amortization of debt discount and issuance costs - Convertible Notes	1,168	1,980	2,378	3,546	1,980
Loss on extinguishment of debt (2)	—	—	—	—	46,347
Change in fair value of embedded derivative liability (3)	—	2,408	—	—	4,265
Gain on extinguishment of derivative (4)	—	(10,765)	—	—	(10,765)
Adjusted net (loss) income - Basic	$(986)	$(9,750)	$2,376	$1,390	$(20,858)
Add back dilutive effect of:
After-tax interest expense of Convertible Notes	—	—	4,622	—	—
Adjusted net (loss) income - Diluted	$(986)	$(9,750)	$6,998	$1,390	$(20,858)

Adjusted net (loss) income per share - Basic	$(0.07)	$(0.72)	$0.17	$0.10	$(1.67)
Adjusted net (loss) income per share - Diluted	$(0.07)	$(0.72)	$0.14	$0.10	$(1.67)

Weighted average number of common shares outstanding - Basic	14,050	13,590	13,865	13,951	12,453
Weighted average number of common shares outstanding - Diluted	14,050	13,590	51,642	13,983	$12,453

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA:

	(Unaudited)			(Unaudited)
	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2023	2022	2023	2023	2022
(in thousands)
Net (loss) income	$(4,161)	$(2,791)	$12	$(4,149)	$(61,587)
Add back:
Income tax (benefit) expense	(197)	2,199	(2)	(199)	1,479
Interest expense	8,251	8,232	8,719	16,970	12,907
Depreciation and amortization	11,405	9,848	10,854	22,259	19,599
EBITDA	15,298	17,488	19,583	34,881	(27,602)
Loss (gain) on disposition of assets, net (1)	2,007	(582)	(14)	1,993	(1,098)
Stock-based and deferred compensation cost	1,346	674	1,838	3,184	1,651
Loss on extinguishment of debt (2)	—	—	—	—	46,347
Change in fair value of embedded derivative liability (3)	—	2,408	—	—	4,265
Gain on extinguishment of derivative (4)	—	(10,765)	—	—	(10,765)
Adjusted EBITDA	$18,651	$9,223	$21,407	$40,058	$12,798

(1)	Loss or gain on disposition of assets, net represents recognition of the sale or disposition of miscellaneous drilling equipment in each respective period.

(2)

Loss on extinguishment of debt in the six months ended June 30, 2022 related to unamortized debt issuance costs on our prior term loan facility, non-cash structuring fees settled in shares to the affiliates of our prior term loan facility and the fair value of the embedded derivatives attributable to the affiliates of our prior term loan facility in the first quarter of 2022.

(3)

Represents the change in fair value of embedded derivative liability between March 31, 2022 and June 8, 2022 and March 18, 2022 and June 8, 2022, respectively.  The embedded derivative liability was extinguished on June 8, 2022.

(4)	Represents the gain on extinguishment of the PIK interest rate feature of the derivative liability.

INVESTOR CONTACTS:

Independence Contract Drilling, Inc.
E-mail inquiries to: Investor.relations@icdrilling.com
Phone inquiries: (281) 598-1211